Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com
FOR IMMEDIATE RELEASE

Travelzoo Announces Share Repurchase
Program

NEW YORK, May 7, 2019—Travelzoo® (NASDAQ: TZOO), a global publisher of exclusive offers and experiences for members, today announced that its board of directors has authorized the repurchase of up to 1,000,000 shares of the Company's outstanding common stock.
Purchases may be made, from time to time, in the open market and will be funded from available cash. The number of shares to be purchased and the timing of purchases will be based on the level of Travelzoo's cash balances, general business and market conditions, and other factors, including alternative investment opportunities.
About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers-our long-standing relationships give Travelzoo members access to irresistible deals.

Travelzoo and Top 20 are registered trademarks of Travelzoo.
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